MariMed

MariMed Reports Third Quarter 2021 Earnings

Revenue of $33.2 million, a 147% Increase Year Over Year
Adjusted EBITDA of $12.9 million, a 213% Increase Year Over Year

NORWOOD, MA, November 15, 2021 - MariMed, Inc. (OTCQX: MRMD) ("MariMed" or the "Company"), a leading multi-state cannabis operator focused on improving lives every day, today announced its financial and operating results for the quarter ended September 30, 2021.

Q3 2021 FINANCIAL HIGHLIGHTS

- Revenue of $33.2 million, an increase of 147% from the third quarter of 2020.
- Gross profit of $18.2 million, an increase of 109% from the third quarter of 2020.
- Adjusted EBITDA* of $12.9 million, a 213% increase from the third quarter of 2020.
- Net income of $2.1 million, a 25% increase from the third quarter of 2020.
- Working capital at the end of the quarter of $27.3 million compared to a working capital deficit of $2.2 million at the end of 2020.
- $10.7 million of cash flow from operations for the quarter and a total of $28.2 million of cash flow from operations year to date.
- The Company is maintaining full year 2021 financial guidance of $118 million in revenue and $42 million in Adjusted EBITDA.

"We are extremely pleased with our continued improving financial performance during the third quarter despite an industry-wide slowdown," said Bob Fireman, President and Chief Executive Officer of MariMed. "We continue to report some of the strongest revenue and EBITDA growth in the industry. This is a result of our financial discipline and our operational excellence at cultivation, production, and at retail. With a strong balance sheet, another quarter of robust operating cash flow, and a strong cash balance, MariMed is poised for continued success. Our strategic growth plan is working, and I am confident we will continue to generate long term value for our shareholders."

* Adjusted EBITDA is a non-GAAP measure explained in the section below entitled *Non-GAAP Financial Measures,* which includes a table showing the adjustments to the Company's net income that results in Adjusted EBITDA.

Q3 2021 OPERATIONAL HIGHLIGHTS

The continued strong financial performance in the third quarter of 2021 was driven by:

- Revenue from Company owned retail dispensary operations in Illinois and Massachusetts grew 207% year over year. Marketed under the retail brands of "Panacea Wellness" in Massachusetts and "Thrive" in Illinois, these dispensaries experienced higher customer counts and revenue throughout the quarter.

- Revenue from Company wholesale sales of cannabis flower, concentrates, and infused products grew 91% year over year. This was a result of both the increased production of MariMed's manufacturing facility in Massachusetts and the increased number of licensed dispensaries in the state, which now has about 176 open dispensaries.

- Revenue from licensing, management fees, and real estate income increased 33% year over year. This was a result of the continued success of our award winning brands and our managed businesses.

STRATEGIC GROWTH PLAN

Going forward, the Company expects continued strong financial performance through the execution of the four key components of its strategic growth plan: (1) Completing the consolidation of the Company's state cannabis licensed operations it developed and currently manages; (2) Increasing revenues in current cannabis state businesses, by spending capital to increase the capacity at its cultivation and production facilities as well as adding more retail stores within those states; (3) Expanding the Company's footprint in additional legal cannabis states through new license applications and M&A; and (4) Expanding the Company's brand portfolio and licensing revenue, by continuing to build its portfolio of leading brands and licensing its brands in other states where cannabis is legal.

FULL YEAR 2021 GUIDANCE UPDATE

Given MariMed's continued organic growth of its retail and wholesale sales in its owned cannabis businesses in Illinois and Massachusetts and its managed business units in other states, the Company will maintain full year 2021 guidance for revenue of $118 million and Adjusted EBITDA of $42 million.

"At a time when nearly all of the cannabis companies in the U.S. and Canada are lowering guidance due to the industry-wide slowdown that began during the third quarter and has continued into the fourth quarter, I am very pleased MariMed is maintaining its financial guidance," said Jon Levine, Chief Financial Officer of MariMed. "Our strict financial discipline combined with our outstanding operations give us confidence we will meet or beat our full year financial guidance."

CONFERENCE CALL

MariMed management will host a conference call on Tuesday, November 16, 2021, to discuss these results at 8:00 a.m. Eastern time. The conference call may be accessed through MariMed's Investor Relations website by clicking the following link: MRMD Q321 Earnings Call.

Financial Summary: Q321 vs Q320

($US thousands)	Q3 2021	Q3 2020	Y/Y Change (%)
(Unaudited)			
Revenues	$33,208	$13,462	147%
Gross Profit	$18,181	$8,680	109%
Operating Expenses	$11,561	$5,282	119%
EBITDA	$7,115	$4,157	71%
Adj. EBITDA	$12,923	$4,131	213%
Adj. EBITDA Margin	38.9%	30.7%	
Cash Provided By Operations	$10,656	$1,066	900%
Working Capital	$27,324	($9,090)	-

Financial Summary: Q321 vs Q221

($US thousands)	Q3 2021	Q2 2021	Q/Q Change (%)
(Unaudited)			
Revenues	$33,208	$32,570	2%
Gross Profit	$18,181	$19,406	-6%
Operating Expenses	$11,561	$7,404	56%
EBITDA	$7,115	$12,299	-42%
Adj. EBITDA	$12,923	$13,915	-7%
Adj. EBITDA Margin	38.9%	42.7%	
Cash Provided By Operations	$10,656	$10,833	-2%
Working Capital	$27,324	$20,875	31%

NON-GAAP FINANCIAL MEASURES

The Company has provided in this release the non-GAAP financial measures of EBITDA and Adjusted EBITDA as a supplement to Revenues, Gross Profit, and other financial measures prepared in accordance with GAAP.

Management defines EBITDA as net income (loss), determined in accordance with GAAP, excluding interest income and interest expense, income taxes, depreciation of fixed assets, and amortization of intangibles.

Management defines Adjusted EBITDA in the same manner as EBITDA, with the following additional exclusions: non-cash expenses on debt and equity issuances; impairment or write-downs of intangible assets; unrealized gains and losses on investments and currency translations; legal settlements; gains or losses from the extinguishment of debt via the issuance of equity; discontinued operations; and merger- and acquisition-related transaction expenses.

Management believes EBITDA and Adjusted EBITDA are useful measures to assess the performance and liquidity of the Company as they provide meaningful operating results by excluding the effects of expenses that are not reflective of its operating business performance. In addition, the Company's management uses EBITDA and Adjusted EBITDA to understand and compare operating results across accounting periods, and for financial and operational decision making. The presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP.

Management believes that investors and analysts benefit from considering EBITDA and Adjusted EBITDA in assessing the Company's financial results and its ongoing business as it allows for meaningful

comparisons and analysis of trends in the business. EBITDA and Adjusted EBITDA are used by many investors and analysts themselves, along with other metrics, to compare financial results across accounting periods and to those of peer companies.

As there are no standardized methods of calculating non-GAAP measurements, the Company's calculations may differ from those used by analysts, investors, and other companies, even those within the cannabis industry, and therefore may not be directly comparable to similarly titled measures used by others.

The table below reconciles Net Income (Loss) to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,				Nine Months Ended September 30,			
($US thousands)		2021		2020		2021		2020
(Unaudited)								
Net income (loss)	$	**2,123**	$	**1,696**	$	**14,022**	$	**(1,783)**
Interest expense, net	$	274	$	1,886	$	1,981	$	7,460
Income taxes	$	4,009	$	-	$	9,026	$	-
Depreciation and amortization	$	709	$	574	$	2,018	$	1,649
EBITDA	$	**7,115**	$	**4,157**	$	**27,046**	$	**7,325**
Amortization of stock grants	$	228	$	5	$	233	$	16
Amortization of option grants	$	5,324	$	151	$	6,208	$	707
Amortization of stand-alone warrant issuances	$	-	$	2	$	56	$	2
Legal settlement	$	(267)	$	-	$	(267)	$	-
Amortization of warrants issued with stock	$	-	$	-	$	655	$	-
Loss on equity issued to settle obligations	$	-	$	-	$	3	$	45
Write-down of intangible assets	$	-	$	85	$	-	$	85
Equity in earnings of investments	$	-	$	(52)	$	-	$	(19)
Change in fair value of investments	$	522	$	(217)	$	937	$	704
Adjusted EBITDA	$	**12,923**	$	**4,131**	$	**34,872**	$	**8,866**

For further information, please refer to the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021 available on MariMed's Investor Relations website at www.ir.marimedinc.com or on Edgar's website at www.SEC.gov.

ABOUT MARIMED

MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day, through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company's technicians are embedded in its top-selling and award-winning products and brands, including Betty's Eddies®, Nature's Heritage™, Kalm Fusion®, and others. For additional information, visit www.marimedinc.com.

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IMPORTANT CAUTION REGARDING FORWARD LOOKING STATEMENTS:
This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.'s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections of revenue, EBITDA and Adjusted EBITDA and about its business based on certain assumptions of its management, including those described in this release. These statements are not guaranteeing of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the law and its enforcement, and changes in the economic environment. Additional risk factors are included in the Company's public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped," "anticipated," "believed," "planned, "estimated," "preparing," "potential," "expected," "looks" or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

For More Information, Contact:

Investor Relations:
Steve West, Vice President, Investor Relations
Email: ir@marimedinc.com

Media Contact:
Trailblaze PR
Email: marimed@trailblaze.co

Company Contact:
Howard Schacter, Chief Communications Officer
Email: hschacter@marimedinc.com